Exhibit 99.1

Bionano Announces $10 Million Registered Direct Offering Priced At-the-Market under Nasdaq Rules

SAN DIEGO, January 3, 2025 – Bionano Genomics, Inc. (Nasdaq: BNGO) today announced that it has entered into a definitive agreement with certain institutional investors for the purchase and sale of an aggregate of 39,682,540 shares of its common stock (or common stock equivalents) and warrants to purchase up to an aggregate of 39,682,540 shares of common stock (the “Warrants”), at a combined offering price of $0.252 per share of common stock (or per common stock equivalent) and accompanying Warrant in a registered direct offering priced at-the-market under Nasdaq rules. The Warrants will have an exercise price of $0.252 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of common stock upon exercise of the Warrants (the “Stockholder Approval”) for a period of five years thereafter. The closing of the offering is expected to occur on or about January 6, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $10 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the Warrants, if fully exercised on a cash basis, will be approximately $10 million. No assurance can be given that the Stockholder Approval will be achieved or that any of the Warrants will be exercised. The Company intends to use the net proceeds from this offering, together with its existing cash and cash equivalents and available-for-sale securities, for general corporate purposes, including working capital, research and development expenses, repayment or redemption of existing indebtedness and capital expenditures.

The securities described above are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-270459) that was originally filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2023, and became effective on May 8, 2023. The offering of the securities in the registered direct offering is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus, when available, may also be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Bionano

Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through optical genome mapping (OGM) solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. The Company also offers an industry-leading, platform-agnostic genome analysis software solution, and nucleic acid extraction and purification solutions using proprietary isotachophoresis (ITP) technology. Through its Lineagen, Inc. d/b/a Bionano Laboratories business, the Company also offers OGM-based diagnostic testing services.

For more information, visit www.bionano.com or www.bionanolaboratories.com.

Bionano’s products are for research use only and not for use in diagnostic procedures.

Forward-Looking Statements of Bionano Genomics

This press contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Words such as “believe,” “can,” “could,” “may” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances and the negatives thereof) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the consummation of the offering and the satisfaction of customary closing conditions related to the offering, the use of proceeds therefrom, the exercise of the Warrants in cash prior to their expiration, and the receipt of the Stockholder Approval. Each of these forward-looking statements involves risks and uncertainties.

Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include adjustments to our preliminary measures of financial performance resulting from, among other things, the completion of our end-of-period review and reporting processes; the impact of adverse geopolitical and macroeconomic events, such as recent and future bank failures, the ongoing Ukraine-Russia conflict, related sanctions and any global pandemics, on our business and the global economy; challenges inherent in developing, manufacturing and commercializing products; our ability to further deploy new products and applications and expand the markets for our technology platforms; our expectations and beliefs regarding future growth of the business and the markets in which we operate; changes in our strategic and commercial plans; our ability to continue as a going concern, which requires us to manage costs and obtain significant additional financing to fund our strategic plans and commercialization efforts; our ability to cure any deficiencies in compliance with Nasdaq Listing Rules that could adversely affect our ability to raise capital and our financial condition and business; our ability to consummate any strategic alternatives; the risk that if we fail to obtain additional financing we may seek relief under applicable insolvency laws; and other risks and uncertainties including those described in our filings with the Securities and Exchange Commission (“SEC”), including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2023 and in other filings subsequently made by us with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We are under no duty to update any of these forward-looking statements after the date they are made to conform these statements to actual results or revised expectations, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date the statements are made. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements contained in this press release.

CONTACTS

Company Contact:

Erik Holmlin, CEO

Bionano Genomics, Inc.

+1 (858) 888-7610

eholmlin@bionano.com

Investor Relations:

David R. Holmes

Gilmartin Group

+1 (858) 366-3243

david.holmes@gilmartinir.com